EXHIBIT 3.1
                                                       -----------

                    RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                       JOHN B. SANFILIPPO & SON, INC.
                       (PURSUANT TO SECTION 242 & 245)

            FIRST: The name of the corporation is John B.
Sanfilippo & Son, Inc., (hereinafter called the
"Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

            THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 27,500,000 shares, consisting of:

            (1)     17,000,000 shares of Commn Stock, par value
                    $.01 per share ("Common Stock");

            (2) 10,000,000 Shares of Class A Common Stock, par value of $.01 per share ("Class A Stock"); and

            (3) 500,000 shares of Preferred Stock, par value of $.01 per share ("Preferred Stock").

            The Common Stock and Class A Stock are sometimes collectively referred to herein as the "Common Equity."

            Immediately upon the effectiveness of this Restated Certificate of Incorporation, each previously outstanding share of the Corporation's Common A Stock and Common B Stock shall be, without further action by the Corporation or the holder thereof, reclassified, changed and converted into either Common Stock or Class A Stock as follows:

            A. each share of Common A and Common B Stock held by the stockholders listed as follows will be automatically converted into 407.61 shares of Class A Stock, totaling 3,892,676 shares of Class A Stock; and


	Stockholder
        -----------

Jasper B. Sanfilippo

Mathias A. Valentine

Marian Sanfilippo, Trustee
under John E. Sanfilippo Trust
under the Jasper Sanfilippo
Children's Trust Agreement
dated 3/6/90

Marian Sanfilippo, Trustee
under Jeffrey T. Sanfilippo
Trust under the Jasper
Sanfilippo Children's Trust
Agreement dated 3/6/90

Marian Sanilippo, Trustee under
Lisa Ann Sanfilippo Trust under
the Jasper Sanfilippo Children's
Trust Agreement dated 3/6/90

Marian Sanfilippo, Trustee under
James J. Sanfilippo Trust under
the Jasper Sanfilippo
Children's Trust Agreement
dated 3/6/90

Marian Sanfilippo, Trustee under
Jasper B. Sanfilippo, Jr,.Trust
under the Jasper Sanfilippo
Children's Trust Agreement dated
3/6/90

Jasper Sanfilippo, Trustee
under the John E. Sanfilippo
Trust Agreement dated 10/2/91

Jasper Sanfilippo, Trustee under
the Jeffrey T. Sanfillipo Trust
Agreement dated 10/7/91

Jasper Sanfilippo, Trustee under
the Lisa Ann Sanfilippo Trust
Agreement dated 10/4/91

Jasper Sanfilippo, Trustee under
the James J. Sanfilippo Trust
Agreement dated 9/26/91

Jasper Sanfilippo, Trustee under the Jasper B.
Sanfilippo, Jr. Trust Agreement dated 9/23/91

Michael Valentine, Trustee under the Michael J.
Valentine Trust dated 5/26/91

Michael Valentine, Trustee under the James A.
Valentine Trust dated 5/26/91

Michael Valentine, Trustee under the Mary Jo
Carroll Trust dated 5/26/91

            B.       each share of Common B Stock owned by
     stockholders other than the stockholders listed immediately above will be automatically converted into 407.61 shares of Common Stock, totaling 776,455 shares of Common Stock.

No fractional shares will be issued. Fractional shares greater than or equal to 1/2 share will be rounded up to the next whole share. Cash will be paid in lieu of issuing fractional shares less than 1/2 share based on a per share price of $12.00.

               Subdivision I -- Authority To Establish
                    Series of Preferred Stock

            The Preferred Stock may be issued from time to time in one or more series. The authority is expressly vested in the Board of Directors to establish and designate the series and to fix the rights, preferences, privileges and restrictions of any series of the Preferred Stock, including without limitation, those relating to any dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms.

              Subdivision II -- Class A and Common Stock

            Except as otherwise provided herein, all shares of Common Stock and Class A Stock will be identical and will entitle the holders thereof to the same rights and privileges.

            Part 1.	Voting Rights.
                        -------------

            (a)	From and after the effective date of this
Restated Certificate of Incorporation and so long thereafter as any share of Class A Stock is outstanding, the holders of Common Stock and Class A Stock will vote together as one class with holders of any class or series of Preferred Stock which is granted the right to so vote with respect to all matters to be voted on by the Corporation's stockholders, except (i) as provided in paragraph (b) of this Part 1, (ii) as required by law, or (iii) in connection with the election of any directors or class of directors elected by any series or class of Preferred Stock. In connection with the vote by the Corporation's stockholders on each such matter, the holders of Common Stock will be entitled to one (1) vote per share and holders of Class A Stock will be entitled to ten (10) votes per share.

            (b) The number of directors comprising the Corporation's Board of Directors will be determined from time to time in the manner specified in the Corporation's Bylaws. Commencing with the first annual meeting of the Corporation's stockholders held after the effectiveness of this Restated Certificate of Incorporation and for so long thereafter as any share of Class A Stock is outstanding (i) the holders of Common Stock and any class or series of Preferred Stock granted the right to so vote, voting together as a separate class and excluding the holders of Class A Stock, shall be entitled to elect a number (rounded to the highest whole number in the case of a fraction) of such directors equal to one-fourth (l/4) of the total number of directors constituting the entire Board of Directors of the Corporation, and (ii) the holders of Class
A Stock., voting separately as a class and excluding the holders of Common Stock and all classes and series of Preferred Stock, shall be entitled to elect all other directors. In connection with the election of the directors to be elected by the holders of Class A Stock (the "Class A Directors"), the holders of Class A Stock will be entitled to one (1) vote per share and each holder of Class A Stock shall have the right to vote, in person or by proxy, the number of shares owned by him, her or it, for as many persons as there are Class A Directors to be elected, or to cumulate said votes, and give one candidate as many votes as the number of Class A Directors multiplied by the number of shares shall equal, or to distribute them on the same principle among as many candidates as such holder of Class A Stock shall see fit.

            (c) The holders of Common Stock or Class A Stock shall not be entitled to vote separately as a class upon a proposed amendment which would only increase or decrease the aggregate number of authorized shares of such class, provided that no such amendment shall decrease the aggregate number of shares of any class to be less than the number of shares of such class then outstanding.

            Part 2. Dividends.
                    ---------

            When and as dividends are declared on any Common Equity, whether payable in cash, property or securities of the Corporation, the holders of Common Stock and Class A Stock will be entitled to share equally, share for share, in such dividends; provided that if dividends are declared which are payable in shares of Common Stock or Class A Stock, dividends will be declared payable at the same rate on each class of Common Equity, and the dividends payable to holders of Common Stock will be paid in shares of Common Stock and the dividends payable to holders of Class A Stock will be paid in shares of Class A Stock.

            Part 3. Stock Splits and Combinations.
                    -----------------------------

            (a)	If the Corporation in any manner subdivides or
combines the outstanding shares of one class of Common
Equity, the outstanding shares of the other classes of Common
Equity will be proportionately subdivided or combined.

            (b) In case of any capital reorganization, reclassification of the Common Equity (other than a change in par value or from par to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), consolidation, merger (including a merger in which the Corporation is the surviving entity), or a sale or other disposition of all or substantially of all the assets of the Corporation, each holder of a share of Common Equity, irrespective of class, shall have the right at any time thereafter, so long as any conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of securities and properties (including cash) receivable upon such reorganization, reclassification, consolidation, merger, sale, or other disposition by a holder of a number of shares of the class of Common Equity into which such shares of Common Equity might have been converted immediately prior to such reclassification, consolidation, merger, sale or other disposition. In the event of such a reorganization, reclassifcation, consolidation, merger, sale, or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Common Equity of each class in order that such conversion rights shall continue to be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Common Equity into which such Common Equity might have been converted immediately prior to such event.

            Part 4. Conversion of Class A Stock.
                    ---------------------------

            (a) 	Voluntary Conversion of Class A Stock.
Each record holder of Class A Stock is entitled at any time and from time to time to convert any or all of the shares of such holder's Class A Stock into an equal number of shares of Common Stock.

            (b) 	Automatic Conversion of Class A Stock Upon
Transfer. Upon the sale, assignment, pledge or other transfer, other than a "Permitted Transfer," of any shares or any interest in shares of Class A Stock to any person or entity, all such transferred shares of Class A Stock will be converted automatically into an equal number of shares of Common Stock as provided in paragraph (f) below. For purposes of this Part, a "Permitted Transfer" shall mean any transfer by a holder of Class A Stock (including, without limitation, any current holder of Class A Stock or any person who becomes a holder of Class A Stock in the future pursuant to a Permitted Transfer of shares or an interest in shares of Class A Stock;

            (i)         To Jasper B. Sanfilippo ("Jasper"), Mathias
A. Valentine, ("Mathias"), a spouse of Jasper, a spouse of Mathias, any lineal descendant of Jasper or any lineal descendant of Mathias (collectively referred to as the "Family Members");

            (ii)	To a legal representative of a deceased or
disabled Family Member's estate, provided that such legal representative is a Family Member;

            (iii) 	To the trustee of any trust of which all
the beneficiaries (and any donees and appointees of any powers of appointment held thereunder) are Family Members and the trustee of which is a Family Member;

            (iv) 	To a custodian under a Uniform Gifts
to Minors Act or Uniform Transfers to Minors Act for the exclusive benefit of a Family Member, provided that such custodian is a Family Member;

            (v)	To any corporation, partnership or other
entity, provided that at least 75% of the equity interests in such entity (by vote and by value) are owned, either directly or indirectly, in the aggregate by Family Members, and further provided that if at any time at least 75% of the equity interests in such entity (by vote and by value) is not owned, either directly or indirectly, in the aggregate by Family Members, then all shares of Class A
Stock then owned by such entity shall automatically be converted, without any action by or on behalf of the Corporation or any other person or entity, into an equal number of shares of Common Stock as provided in paragraph
(f);

            (vi)	To any bank or other financial institution
as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee; provided, however, that in the event of foreclosure or other similar action by the pledgee, such pledged shares of Class A Stock shall automatically be converted, without any action by or on behalf of the Corporation or any other person or entity, into an equal number of shares of Common Stock as provided in paragraph
(f) below, unless within five business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Family Member;

            (vii)	To any employee benefit plan, or trust or
account held thereunder, or any savings or retirement account
(including an individual retirement account), held for the exclusive benefit of a Family Member; and

            (viii)   To the Corporation.

            (c)	Requirement of Affidavit.  The Corporation
and the transfer agent for the Class A Stock may as a condition to the transfer or the registration of any transfer of shares of Class A Stock permitted by paragraph
(b) above require the furnishing of such affidavits or other proof as they deem necessary from the transferor, transferee or other appropriate parties to establish that such transfer is a Permitted Transfer.

            (d) Restrictive Legend. The Corporation shall note on the certificate for shares of Class A Stock the restrictions on transfer and registration of transfer imposed by this Part 4.

            (e)	Automatic Conversion of Class A Stock Upon
Certain Other Events.  All outstanding shares of Class A
Stock will be converted automatically into an equal number of shares of Common Stock upon the date on which the number of outstanding shares of Class A Stock constitutes less than 12.5% of the total number of outstanding shares of Common Equity.

            (f)	Conversion Procedure.

                   (i) Each conversion of shares of Class A Stock into shares of Common Stock pursuant to paragraph (a) of this
Part 4 will be effected by the surrender of the certificate or certificates repesenting the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares to be converted stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates into Common Stock. Any conversion pursuant to paragraph (b) or (e) of this
Part 4 will be deemed to be effective immediately upon the occurrence of the event giving rise to such conversion. Any holder of certificates representing shares of Class A Stock which are automatically converted into Common Stock pursuant to paragraph (b) or (e) of this Part 4 may surrender pursuant to subparagraph (ii) of this paragraph
(f) the certificates representing such shares after the occurrence of the event giving rise to such conversion in exchange for a new certificate representing shares of Common Stock into which such Class A Stock was converted.

                  (ii) Promptly after the surrender of
certificates representing shares of Class A Stock being converted pursuant to paragraph (a), (b) or (e) of this
Part 4 and, in the case of a conversion pursuant to paragraph (a) of this Part 4, the receipt of written notice specifying the number of shares being converted, the Corporation will issue and deliver in accordance with the surrendering holder's written instructions (A) the certificate or certificates for the Common Stock issuable upon such conversion, and (B) in the case of a conversion pursuant to paragraph (a) or (b) of this Part 4, a certificate representing any Class A Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

                  (iii) The issuance of certificates for Common Stock upon conversion of Class A Stock will be made without charge to the holder of such shares for any issuance tax in respect thereof (unless such holder of the Class A Stock being converted directs the Corporation to issue such certificate or certificates to any person other than such holder, in which case such holder will pay any transfer tax arising out or the issuance of such certificate), or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

                  (iv) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonasessable and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

                  (v) The Corporation will not close its books against the transfer of Class A Stock or of Common Stock issued or issuable upon conversion of Class A Stock in any manner which would interfere with the timely conversion of Class A Stock.

                  (vi)	Upon the conversion of any Class A Stock,
such shares will be canceled and will not be reissued.

            FIFTH: The Corporation is to have perpetual existence.

            SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to (a) make, alter, or repeal the Bylaws of the Corporation, and (b) adopt from time to time Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

            SEVENTH: Meetings of stockholders may he held within or without the State of Delaware, as the Bylaws may provide.
The books of the Corporation may he kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

            EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware
Code (or any successor provision thereof) or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the Provisions of Section 279 of the Delaware Code (or any successor provisions thereof), order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders of the Corporation, as the case may be, and also on the Corporation.

             NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7)), as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article NINTH or adoption of any provision of the Certificate of Incorporation inconsistent with this Article NINTH shall have prospective effect only and shall not adversely affect the liability of a director of the Corporation with respect to any act or omission occurring at or before the time of such appeal, amendment or adoption of an inconsistent provision.

             TENTH:   To the fullest extent permitted by the General
Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, the Corporation shall indemnify any officer or director and may, pursuant to resolutions adopted from time to time by the Board of Directors, indemnify such other persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article TENTH shall not be deemed exclusive of any bylaw, agreement, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

             ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained is this Restated Certificate of Incorporation to the extent now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.